   As filed with the Securities and Exchange Commission on July 21, 1997

                                               Registration No. 33-_____________

================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 -------------

                                   FORM  S-8

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                 -------------

                           WEATHERFORD ENTERRA, INC.
            (Exact name of registrant as specified in its charter)


          DELAWARE                                               74-1681642
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

1360 POST OAK BOULEVARD, SUITE 1000
 HOUSTON, TEXAS                                                      77056
(Address of Principal Executive Offices)                          (Zip Code)


                1997 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
                            (Full title of the plan)

                               H. SUZANNE THOMAS
               Sr. Vice President, Secretary and General Counsel
                           Weatherford Enterra, Inc.
                      1360 Post Oak Boulevard, Suite 1000
                           Houston, Texas  77056-3098
                    (Name and address of agent for service)

                                 (713) 439-9400
         (Telephone number, including area code, of agent for service)


                               ----------------



                        CALCULATION OF REGISTRATION FEE

===========================================================================================
                            AMOUNT     PROPOSED MAXIMUM   PROPOSED MAXIMUM      AMOUNT OF
TITLE OF SECURITIES          TO BE      OFFERING PRICE   AGGREGATE OFFERING   REGISTRATION
TO BE REGISTERED          REGISTERED      PER SHARE             PRICE              FEE
-------------------------------------------------------------------------------------------
Common Stock, $.10 par
value, of Weatherford       250,000
Enterra, Inc.              shares (1)   $ 42.34            $10,585,000 (2)      $3,208 (2)
===========================================================================================

     (1) There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the anti-dilution provisions of the 1997 Non-Employee Director Restricted Stock Plan.

     (2) Pursuant to Rule 457(h), the maximum aggregate offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average of the high and low prices of the Common Stock in the consolidated reporting system on July 15, 1997.

================================================================================

                                    PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

       The following documents, which have been filed by Weatherford Enterra, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"), are incorporated by reference into this Registration Statement:

         1. Annual Report of the Company on Form 10-K for the year ended December 31, 1996, filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

       2. Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1997.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     The Company is authorized by its Restated Certificate of Incorporation (the "Certificate") to issue 80,000,000 shares of Common Stock, $.10 par value, of which 52,304,445 shares were legally issued and outstanding on May 31, 1997 and 1,000,000 shares of Serial Preferred Stock, $1.00 par value. The Company held 31,050 shares of Common Stock in its treasury as of such date.

     The Board of Directors of the Company is authorized by the Certificate to provide for the issuance of one or more series of Serial Preferred Stock. The Board of Directors has the power to fix various terms with respect to each such series, including voting powers, designations, preferences, dividend rates, conversion and exchange provisions, redemption provisions and the amounts which holders are entitled to receive upon any liquidation, dissolution or winding up of the Company. There are currently no series of Serial Preferred Stock outstanding.

     All outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors, and are not permitted to cumulate their votes for the election of directors. The holders of Common Stock have no preemptive rights to subscribe for or purchase any additional securities issued by the Company. Subject to the preferential rights of the holders of the Serial Preferred Stock, if any is outstanding, the holders of Common Stock are entitled to receive any dividends which may be declared by the Board of Directors out of funds legally available therefor and to share pro rata in the net assets of the Company upon liquidation. However, dividends have not been paid on the Common Stock since December 1982 and the Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.

     Certain provisions of the Certificate and By-Laws of the Company could have the effect of preventing a change in control of the Company in certain situations. These provisions generally provide for (a) the classification of the Board of Directors of the Company into three classes having staggered terms of three years each; (b) the removal of directors only for cause and with the approval of holders of at least 80% of the then outstanding voting stock entitled to vote for election of directors; (c) the filling of any vacancy on the Board of Directors by the remaining directors then in office; (d) the limitation of the number of directors to a minimum of six and a maximum of fifteen, with the exact number to be determined by the Board of Directors; (e) elimination of the stockholder written consent procedure; (f) the calling of special meetings of stockholders only by the Board of Directors; (g) the requirement that certain business combinations involving the Company and any beneficial owner of 20% or more of the outstanding voting securities of the Company be approved by holders of at least 80% of the then outstanding shares of voting stock of the Company, including those held by such beneficial owner, unless the business combination is approved by the continuing directors then in office or certain minimum price requirements are met; and (h) increasing the stockholder vote required to amend, repeal or adopt any provision in a manner inconsistent with the foregoing provisions to 80% or more of the then outstanding shares of voting stock.

     The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

Item 5.  Interests of Named Experts and Counsel.

       The legality of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by H. Suzanne Thomas, Sr. Vice President, Secretary and General Counsel of the Company, who is not a participant in the plan covered hereby. As of May 31, 1997, Ms. Thomas owned beneficially 41,538 of Common Stock and held options to purchase an additional 42,000 shares of Common Stock, of which 28,000 options are immediately exercisable.

Item 6.  Indemnification of Directors and Officers.

       The Company's Certificate contains a provision that eliminates the personal monetary liability of a director to the Company and its stockholders for breach of his fiduciary duty of care as a director to the extent currently allowed under the Delaware General Corporation Law ("DGCL"). If a director were to breach the duty of care in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of the fiduciary duty of care. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Certificate may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors. The directors do not have liability for monetary damages for grossly negligent business decisions (in violation of their duty of care), including decisions made in connection with attempts to acquire the Company. Liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. The Company's Certificate further provides that in the event DGCL is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be limited to the fullest extent permitted by the amended DGCL.

       The DGCL permits a corporation to indemnify certain persons, including officers and directors, who were or are (or are threatened to be made) parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) by reason of their being officers or directors of the corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, provided the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, provided he had no reasonable cause to believe that his conduct was unlawful. The By-Laws of the Company provide indemnification to the fullest extent allowed pursuant to the foregoing provisions of the DGCL.

       The DGCL further permits a corporation to indemnify certain persons, including officers and directors, who were or are (or are threatened to be made) parties to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of their being officers or directors of the corporation. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by him, provided the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests. However, no such person will be indemnified as to matters for which he is found to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, indemnification is ordered by a court. The By-Laws of the Company provide indemnification to the fullest extent allowed pursuant to the foregoing provisions of the DGCL.

       The Company also has entered, or will enter, into an indemnification agreement with each of its directors and certain of its officers. Each such indemnification agreement provides for indemnification to the fullest extent permitted by Delaware law and for the advancement of expenses, including attorneys' fees and other costs, expenses and obligations, paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director was serving for or at the request of the Company. To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify or advance expenses to officers and directors, such repeal or limitation may not be effective as to officers and directors who are parties to an indemnification agreement, since their rights to full protection are contractually assured by the indemnification agreement.

       Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors' and officers' liability insurance policy providing aggregate coverage in the amount of $40,000,000.

       All of the foregoing indemnification provisions provide that such provisions are not to be deemed exclusive of any other right to indemnity to which a director or officer may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

       The 1997 Non-Employee Director Restricted Stock Plan requires the Company to indemnify members of the committee charged with administering the Plan (the "Committee") and the Board of Directors against expenses incurred as a result of any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Committee or the Board of Directors, except to the extent the expenses are incurred in respect of matters as to which he shall have been adjudged guilty of gross negligence or willful misconduct or in which any settlement is effected in an amount that exceeds that approved by the Company on advice of counsel.

       Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 8.  Exhibits.

       The following is a list of all Exhibits filed with this Registration
Statement:

Exhibit No.
-----------

     4.1 -- Corrected Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 1-7867)).

     4.2 -- Amended and Restated By-Laws of the Company, as amended December 12, 1996 (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-7867)).

     4.3 -- 1997 Non-Employee Director Restricted Stock  Plan.

     5.1 -- Opinion of H. Suzanne Thomas, General Counsel of the Company.

    23.1 -- Consent of Arthur Andersen  LLP.

    23.2 -- Consent of H. Suzanne Thomas, General Counsel of the Company (contained in Exhibit 5.1 hereto).


Item 9.  Undertakings.

       The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       The undersigned registrant hereby undertakes (i) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, Weatherford Enterra, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July
21, 1997.

                                    WEATHERFORD ENTERRA, INC.



                                    By: /s/ Thomas R. Bates, Jr.
                                        -------------------------------
                                        Thomas R. Bates, Jr.
                                        (President and Chief Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints Thomas R. Bates, Jr. and
H. Suzanne Thomas, and both of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

             Signature                                 Title                          Date
             ---------                                 -----                          ----
                                           President, Chief Executive
      /s/ Thomas R. Bates, Jr.               Officer and Director              July 21, 1997
----------------------------------------  (Principal Executive Officer)
     (Thomas R. Bates, Jr.)

                                              Senior Vice President,
                                                 Chief Financial
      /s/ Norman W. Nolen                      Officer and Treasurer           July 21, 1997
----------------------------------------     (Principal Financial and
      (Norman W. Nolen)                         Accounting Officer)




             Signature                                 Title                          Date
             ---------                                 -----                          ----
           /s/ Philip Burguieres                 Chairman and Director         July 21, 1997
----------------------------------------
           (Philip Burguieres)

           /s/ Thomas N. Amonett                      Director                 July 21, 1997
----------------------------------------
            (Thomas N. Amonett)

                                                      Director
----------------------------------------
            (Thomas J. Edelman)


         /s/ William E. Greehey                       Director                 July 21, 1997
----------------------------------------
         (William E. Greehey)

                                                      Director
----------------------------------------
           (John A. Hill)

          /s/ John W. Johnson                         Director                 July 21, 1997
----------------------------------------
         (John W. Johnson)

        /s/ William E. Macaulay                       Director                 July 21, 1997
----------------------------------------
        (William E. Macaulay)

        /s/ Robert K. Moses, Jr.                      Director                 July 21, 1997
----------------------------------------
       (Robert K. Moses, Jr.)

        /s/ Roger M. Widmann                          Director                 July 21, 1997
----------------------------------------
        (Roger M. Widmann)


                               INDEX TO EXHIBITS


Exhibit Number                    Description
--------------                    -----------


     4.1 -- Corrected Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 1-7867)).

     4.2 -- Amended and Restated By-Laws of the Company, as amended December 12, 1996 (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-7867)).

     4.3  --  1997 Non-Employee Director Restricted Stock  Plan.

     5.1  --  Opinion of H. Suzanne Thomas, General Counsel of the Company.

    23.1  --  Consent of Arthur Andersen  LLP.

    23.2 -- Consent of H. Suzanne Thomas, General Counsel of the Company (contained in Exhibit 5.1 hereto).